Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Regis Corporation of our report dated August 23, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Regis Corporation’s Annual Report on Form 10-K for the year ended June 30, 2018.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
August 31, 2018